Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces 2nd Quarter 2007 Earnings
Pennington, New Jersey, July 30, 2007 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported today its operating results for the quarter and six months ended June 30, 2007. Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals principally in six states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
Andrew R. Speaker, President and CEO stated “Included in the results is a non-recurring refund of state premium retaliatory taxes, plus interest, in the after-tax amount of $2.5 million, or $0.39 per diluted share. While receipt of this refund was tremendously pleasing, we emphasize that this is a special situation boosting our earnings this quarter.” This item was discussed in the Liquidity and Capital Resources section of Item 7 of the Form 10-K for the most recent year, as well as in the Form 10-Q for the first quarter of 2007.
In the quarter ended June 30, 2007, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $5.8 million, or $0.92 per diluted share, which represents a $2.9 million increase over the net income of $2.9 million, or $0.47 per diluted share, of the same quarter in the previous year. This increase includes the $2.5 million, or $0.39 per diluted share, non-recurring refund of retaliatory premium taxes and interest referred to previously. After-tax realized investment gains included in net income for the current quarter were $442,000, or $0.07 per diluted share, as compared to a gain of $197,000, or $0.03 per diluted share in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the second quarter of 2007, including the non-recurring refund, was $5.3 million, or $0.85 per diluted share, as compared to $2.7 million, or $0.44 per diluted share, in the same quarter of 2006. The Company’s GAAP combined ratio for the second quarter of 2007 was 89.4%, as compared to 96.4% for the same quarter in 2006. On a pro-forma basis, the combined ratio for the second quarter of 2007 was 98.3%, after removing the effect of the non-recurring retaliatory tax refund described above. Book value at June 30, 2007 was $19.93 per share.

Revenues for the second quarter of 2007 were $40.0 million, an increase of $3.1 million over the 2006 second quarter revenue of $36.9 million. Net premiums earned for the quarter were $35.1 million, a $1.5 million increase over net premiums earned of $33.6 million in the same period of 2006. Net investment income increased $1.4 million to $3.8 million for the quarter, as compared to $2.4 million in the comparable period in 2006, with $687,000 of the increase in net investment income attributable to the non-recurring refund of retaliatory premium taxes and interest mentioned above.
In the six months ended June 30, 2007, the Company reported GAAP net income of $8.3 million, or $1.32 per diluted share, as compared to net income for the same period in 2006 of $5.5 million, or $0.90 per diluted share. The increase in net income of $2.8 million over the prior year includes the $2.5 million, or $0.39 per diluted share, attributable to the non-recurring refund of retaliatory premium taxes and interest noted earlier. After-tax realized investment gains included in net income for the six months were $412,000 or $0.07 per diluted share, as compared to a gain of $399,000, or $0.06 per diluted share in the same period in the prior year. Operating income in the six months of 2007, including the non-recurring refund, was $7.9 million, or $1.25 per diluted share, as compared to $5.1 million, or $0.84 per diluted share, in the same period of 2006. The Company’s GAAP combined ratio for the first six months of 2007 was 93.8%, as compared to 96.4% for the same period in 2006. Calculated on a pro-forma basis, after removing the effect of the non-recurring retaliatory tax refund described above, the combined ratio for the first six months of 2007 was 98.3%.
Revenues for the first six months of 2007 were $77.3 million, an increase of $4.0 million over the revenue of the same period in 2006 of $73.3 million. Net premiums earned for the period were $69.1 million, a $1.9 million increase over net premiums earned of $67.2 million in the same period of 2006. Net investment income increased $2.2 million to $6.7 million for the six months, as compared to $4.5 million in the comparable period in 2006, with $687,000 of the increase in net investment income attributable to the non-recurring refund of retaliatory premium taxes and interest noted earlier.
Mr. Speaker commented “we are pleased with our insurance operations in the second quarter of 2007 as we continue to compete in a challenging marketplace. We maintain our underwriting discipline even as the industry generally sees a softer pricing environment. We are working closely with our valued agency partners to ensure that we appropriately respond to the competitive environment without creating unnecessary risk to our operations.”
The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.05 per share, to be paid on September 28, 2007 to shareholders of record on September 12, 2007.
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	June 30,
	2007	2006
	(unaudited)	(unaudited)

Net premiums earned	$35,076	$33,631
Investment income, net of investment expenses	3,771	2,369
Realized investment gains	680	298
Other revenue	481	587
Total revenue	40,008	36,885

Losses and loss adjustment expenses	21,821	21,549
Amortization of deferred policy acquisition costs	9,182	7,848
Other expenses	361	3,052
Interest expense	304	304
Total expenses	31,668	32,753

Income before income taxes	8,340	4,132
Income taxes	2,550	1,237

Net income	$5,790	$2,895

Net income per common share:
Basic	$0.95	$0.48
Diluted	$0.92	$0.47

Weighted average number of shares outstanding:
Basic	6,113,966	5,994,228
Diluted	6,324,737	6,191,449

Supplementary Financial Data

Net written premiums	$47,206	$41,234

Book value per common share	$19.93	$17.62

GAAP combined ratio	89.4%	96.4%

Consolidated Statements of Income
(in thousands, except per share and share data)

	Six Months Ended
	June 30,
	2007	2006
	(unaudited)	(unaudited)

Net premiums earned	$69,064	$67,168
Investment income, net of investment expenses	6,712	4,460
Realized investment gains	633	605
Other revenue	907	1,078
Total revenue	77,316	73,311

Losses and loss adjustment expenses	42,630	42,195
Amortization of deferred policy acquisition costs	17,959	15,140
Other expenses	4,215	7,487
Interest expense	611	601
Total expenses	65,415	65,423

Income before income taxes	11,901	7,888
Income taxes	3,558	2,343

Net income	$8,343	$5,545

Net income per common share:
Basic	$1.37	$0.93
Diluted	$1.32	$0.90

Weighted average number of shares outstanding:
Basic	6,100,652	5,982,071
Diluted	6,307,075	6,154,893

Supplementary Financial Data

Net written premiums	$82,007	$80,929

GAAP combined ratio	93.8%	96.4%

Consolidated Balance Sheet
(in thousands, except share amounts)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$295,101	$273,454
Equity securities, at fair value	16,998	16,522
Short-term investments, at cost, which approximates fair value	360	7,692
Total investments	312,459	297,668
Cash and cash equivalents	15,112	17,618
Premiums receivable	44,697	38,030
Reinsurance receivable	92,970	87,987
Prepaid reinsurance premiums	11,109	16,383
Deferred policy acquisition costs	20,433	16,708
Accrued investment income	3,815	3,204
Property and equipment, net	12,314	11,936
Deferred income taxes	9,450	7,775
Goodwill	5,416	5,625
Other assets	3,633	4,033
Total assets	$531,408	$506,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$263,309	$250,455
Unearned premiums	89,598	81,930
Accounts payable and accrued expenses	13,885	13,442
Other reinsurance balances	20,976	24,588
Trust preferred securities	15,550	15,542
Advances under line of credit	3,000	3,000
Other liabilities	2,210	2,171
Total liabilities	$408,528	$391,128

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,067,233 and 7,064,233 shares, outstanding 6,672,364 and 6,582,232 shares	—	—
Additional paid-in capital	$69,697	$68,473
Accumulated other comprehensive income	649	2,815
Retained earnings	62,341	54,629
Unearned ESOP shares	(3,446)	(3,757)
Treasury Stock, 505,499 and 503,513 shares	(6,361)	(6,321)
Total stockholders’ equity	122,880	115,839
Total liabilities and stockholders’ equity	$531,408	$506,967